[VERIZON LOGO]


     A Direct Stock Purchase and Share Ownership Plan for Common Stock of Bell Atlantic Corporation (doing business as "Verizon Communications")

                                   Verizon
                                   Communications
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                                   Direct  |
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                                   Invest


     [ARROW POINTING
      UPWARDS GRAPHIC]
                             * Purchase Verizon Communications stock without
                               a broker at low transaction costs.

                             * Increase your ownership systematically by
                               reinvesting dividends and by making optional automatic monthly investments.

                             * Transfer shares easily or sell at low cost.

                             * Own and transfer your shares without holding
                               certificates.

The Securities and Exchange Commission has not approved or disapproved the common stock discussed in this prospectus, or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 30, 2000.

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     A Summary of Important Plan Features       |
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[ARROW]  Any investor who wishes to make an initial purchase of Verizon
         Communications stock can do so by completing an Initial Enrollment Form and sending a check or money order to the Plan Agent, Fleet National Bank, c/o EquiServe.
     ------------------------------------------------------------------------
[ARROW] If you are not already a registered Verizon Communications shareowner, the minimum initial investment is $1,000 (in U.S. dollars).
     ------------------------------------------------------------------------
[ARROW] You can purchase stock systematically by authorizing the Plan Agent to automatically deduct $50 or more from your bank account each month.
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[ARROW]  Additional investments can be made at any time with as little as $50 by mailing a check or money order to the Plan Agent. Please make checks or money orders payable to EquiServe. The maximum annual investment is $200,000. Third party checks will not be accepted.
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[ARROW]  Dividends on all or a portion of your shares will be automatically reinvested in Verizon Communications stock.
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[ARROW]  If you already own shares of Verizon Communications (or "Bell
         Atlantic" or "Bell Atlantic d/b/a Verizon Communications") and have certificates for them, you can deposit them in the Plan for safekeeping.
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[ARROW]  Each time you invest you will receive a statement that will show you the status of your account. Each statement includes a form that will help you deposit certificates or make additional investments, sales or withdrawals.
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[ARROW]  You will pay modest fees and brokerage commissions when you buy or sell shares through the Plan as described in full on pages 5 through 7.

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     A Summary of Plan Benefits                 |
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[ARROW]  You do not need to be a current Verizon Communications shareowner, nor do you need to have a broker, to participate. Enrolling in the Plan is easy. Obtain and complete an Initial Enrollment Form to become a first-time investor in Verizon Communications, or to create an additional investment account. You may obtain an Initial Enrollment Form by contacting the Plan Agent.
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[ARROW]  You can start investing with a relatively small amount.  This can help you diversify your financial assets.
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[ARROW]  The automatic monthly investment feature can help you add to your investment each month - conveniently and in a very systematic way - toward a financial goal that you decide on.
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[ARROW]  The ability to invest by mail - whether as part of a formal financial plan or simply when you have extra cash available - can help you reach your investment goal that much faster.
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[ARROW]  Your investment will continue to build through the automatic reinvestment of your dividends.
     ------------------------------------------------------------------------
[ARROW] Keeping track of your account and new transactions is easy. All transactions can be handled by mail - and most can be accomplished over the telephone and through the Internet.
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[ARROW]  You will not have to worry about your Verizon Communications stock certificates being lost or stolen, or wonder where they are when you wish to sell.
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[ARROW]  Fees and brokerage commissions on purchases and sales made through the Plan are designed to be considerably lower than the costs of dealing through a brokerage account.

    Please read this booklet carefully.  If you are a Verizon
    Communications shareowner now - or if you decide to become a shareowner - please keep the booklet with your permanent investment records, since it contains important information about the Plan.

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    |     Our transfer agent, and also the Agent for the Plan, is:       |
    |                                                                    |
    |     Fleet National Bank                                            |
    |     c/o EquiServe                                                  |
    |     Verizon Communications Direct Invest                           |
    |     P.O. Box 43005                                                 |
    |     Providence, RI 02940-3005                                      |
    |     1-800-631-2355                                                 |
    ----------------------------------------------------------------------

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     Who Can Join                               |
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     * If you have shares of Verizon Communications stock registered in your name, you are eligible to join the Plan.

     * New investors who would like to become shareowners of record may also join by making an initial investment of at least $1,000.

     * Foreign citizens are eligible to participate as long as their participation would not violate any laws in their home countries.

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     Enrollment                                 |
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     * If you are a Verizon Communications shareowner of record already, contact the Plan Agent in order to obtain a Shareowner Authorization Form. Once received, fill out this Authorization Form and return it to the Plan Agent. If the Plan Agent receives the completed Authorization Form at least three business days prior to a given record date, you will be accepted into the Plan and the requested dividends will be reinvested for that dividend payment.

     * If you do not own Verizon Communications stock, or if you wish to establish a separate account (for example, a joint account with your spouse, or as a custodian for a minor), obtain and complete the Initial Enrollment Form and return it to the address provided. Enclose a check or money order, in U.S. dollars drawn on a U.S. bank, for a minimum investment of $1,000. Please make checks or money orders payable to EquiServe. You may obtain an Initial Enrollment Form by contacting the Plan Agent.

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     * If you own shares of Verizon Communications but they are held in the name of a bank or broker (that is, in "street name"), ask to have your shares registered in your name.

     * Quarterly cash dividends on some or all of your shares are automatically reinvested in Verizon Communications shares. If you wish to reinvest the dividends on less than all your shares of stock, mark the Partial Dividend Reinvestment option on the Initial Enrollment or Shareholder Authorization Form and specify the number of whole shares for which you would like to receive a dividend check. The dividends on the remaining shares will be reinvested in additional shares of Verizon Communications stock.

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     Cost to Purchase Shares                    |
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     * New Investors - If you are making a first-time purchase of Verizon
       Communications stock or establishing a new investment account, there is a one-time enrollment fee of $5.00.

     * Dividend Reinvestment - The fee for reinvesting each quarterly dividend is 5% of the amount invested with a minimum fee of $1.00 and a maximum fee of $2.00. (In other words, if your quarterly dividend is $20 or less, the Plan Agent's fee will be $1.00. If your quarterly dividend is $25, the Plan Agent's fee will be $1.25. If your quarterly dividend is $40 or more, the Plan Agent's fee is capped at $2.00).

     * Additional Investments - If you send a check to purchase additional shares of Verizon Communications through the Plan, the Plan Agent will deduct a processing fee of $2.50 per check.

     * Automatic Monthly Deductions - If you sign up to make automatic monthly deductions from your bank account, the fee will be only $1.00 per investment.

     * Brokerage Commissions - Purchase commissions of $.03 per share will be included in the price per share, except when Verizon Communications issues new shares or treasury shares are used.

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     How Shares are Purchased and Priced        |
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     * Reinvested Dividends - When the Plan Agent purchases shares for dividend reinvestment in the open market, purchases may begin four business days prior to the dividend payment date and end five business days after the dividend payment date. The purchase price per share is the weighted average price per share during the purchase period including brokerage commissions and/or service fees.

     * Initial and Supplemental Purchases - Customarily, funds will be invested on the first business day of each week provided that the Plan Agent receives the funds two business days prior to the investment date. Your purchase price per share will be the weighted average price per share paid during the investment period including brokerage commissions and/or brokerage fees. If you choose to invest by automatic monthly purchases (by authorizing the Plan Agent to deduct $50 or more from your bank account monthly), the Plan Agent must receive the automatic debit enrollment form on or before the last business day of the month in order to begin deductions the following month. Funds will be transferred on the 25th of each month. If the 25th is not a business day, your money will be transferred on the prior business day. The Plan Agent will invest these funds on the first investment date of the month following the transfer. You can change or stop the automatic monthly purchases by calling the Plan Agent at 1-800-631 -2355 or by writing to the Plan Agent at the address on page 4 of this prospectus. The Plan Agent must receive your request to change or stop the automatic monthly purchases at least seven business days before the transfer date. Due to the frequency of investments, the Plan Agent will not return any optional cash payments.

     * The Plan Agent may sell such shares in your account as necessary to collect any amount due them in the event a payment is returned unpaid. The Plan Agent may also collect a $25.00 fee for each payment returned unpaid and may sell additional shares in your account to cover this fee.

     * Plan Shares - Verizon Communications may decide, from time to time, to issue new shares of Verizon Communications stock and/or to provide treasury shares to the Plan Agent instead of the Plan Agent's making open market purchases. When new shares of Verizon Communications are issued or treasury shares are used, the purchase price will be the average of the high and low prices (based on the New York Stock Exchange reports of consolidated trading) on the investment date. Although no brokerage commissions or brokerage fees will be charged to Plan participants for newly issued or treasury shares, the processing fees explained in the "Costs to Purchase Shares" section still apply.

     Please note that you will not be able to instruct the Plan Agent to purchase shares at a specific time or at a specific price.

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     Plan Statements                            |
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     Each time you purchase shares, whether by dividend reinvestment, optional purchases and/or automatic purchases, the Plan Agent will send you a Plan statement showing the status of your account. Each statement includes a form for the deposit of certificates, additional purchases, sales or withdrawals.

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     Sales                                      |
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     You can sell some or all of the shares you have accumulated in the Plan by calling the Plan Agent at 1-800-631-2355 if the dollar value of the sale is expected to be less than $25,000. If the dollar value of the sale is expected to exceed $25,000, you must submit your sale request to the Plan Agent in writing by completing and mailing the form attached to your Plan statement.

     The Plan Agent will sell shares as soon as practicable, but usually not less frequently than weekly. The sales price per share will be the weighted average price per share received by the Plan Agent for all sales made on a given day, less brokerage commissions (currently $0.07 per share). The cash proceeds that you will receive will be equal to the number of shares sold multiplied by the sales price on the date of sale, minus a $10.00 service charge per sale.

     Please note that the Plan Agent is not able to accept instructions to sell on a specific day or at a specific price.

     If you prefer to have complete control over the exact timing and sales prices, you can withdraw the shares you wish to sell and sell them through a broker of your own choosing.

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     IRA Accounts                               |
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     You may establish an Individual Retirement Account (IRA) of Verizon
     Communications stock by investing $1,000 or more. This service costs a flat $35 per year. You may obtain more information regarding Individual Retirement Accounts by calling 1-800-472-7428. If you would like to simply request an IRA enrollment form, you may call the Plan Agent at 1-800-631-2355.

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     Share Safekeeping                          |
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     Your stock certificates are valuable and expensive to replace if lost or stolen. This Plan offers you the convenience of depositing your certificates for safekeeping.

     To deposit your certificates into your Plan account, send them along with a letter of instructions or the completed tear-off portion of your statement to:

         Verizon Communications Direct Invest
         c/o EquiServe
         P.O. Box 43005
         Providence, RI 02940-3005

     We recommend that you use Registered Mail, insured for 2% of the market value. The certificates do not need to be endorsed.

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     Obtaining a Stock Certificate              |
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     To obtain a stock certificate, you may complete the tear-off portion of your account statement or call the Plan Agent at 1-800-631-2355. Certificates will not be issued for fractional shares. This service is free.

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     Share Transfers                            |
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     To transfer some or all of your shares to another person, simply call the Plan Agent to request "Transfer Instructions." Transfer forms may also be downloaded from the Internet at http://www.EquiServe.com. Once your completed transfer instructions are received, your request will be processed promptly by the Plan Agent. This service is free.

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     Termination                                |
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     If you wish to terminate your participation in the Plan and stop reinvesting your dividends, complete the tear-off portion of your account statement or contact the Plan Agent at 1-800-631-2355. The Plan Agent must receive your request at least eight business days before the day the dividend is paid or your request may not be processed until after the dividend reinvestment period.

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     Tax Consequences                           |
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     * All the dividends paid to you - whether or not they are reinvested -
       are considered taxable income to you in the year they are received. The total amount will be reported to you, and to the Internal Revenue Service (IRS), shortly after the close of each year.

     * All shares of stock that are sold through the Plan Agent will also be reported to the IRS, as required by law. Any profit or loss you incur should be reflected when you file your income tax returns.

     Be sure to keep your statements of account for income tax purposes. If you have questions about the tax basis of any transactions, please consult your own tax advisor.

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     Voting                                     |
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     For any shareowner meeting, you will receive a proxy that will cover all the Verizon Communications shares you hold, both in the Plan and in the form of stock certificates. The proxy allows you to indicate how you want your shares to be voted. We will vote your shares only as you indicate.

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     Handling of Stock Splits and Other         |
     Distributions that Might Arise             |
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     If Verizon Communications declares a stock split or stock dividend, we will credit your account with the appropriate number of shares on the payment date.

     If Verizon Communications decides to distribute shares in book-entry form (rather than certificates), these shares will be added to your account under the Plan. The Plan Agent will serve as custodian of your shares. You will be entitled to all the rights and privileges outlined in this booklet.

     In the event of a stock subscription or other offering of rights to shareowners, your rights will be based on your registered holdings (the shares held in the Plan plus any shares held by you). A single set of materials will be distributed that will allow you to exercise your total rights.

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     Changes to the Plan                        |
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     We may add to or modify the Plan at any time.  We will send you written notice of any significant changes.

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     Responsibilities of Verizon                |
     Communications and the Plan Agent          |
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     Neither Verizon Communications nor the Plan Agent, Fleet National Bank,
     c/o EquiServe, will be liable for any act, or for any failure to act, as long as they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity.

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     Governing Law                              |
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     Delaware law governs the terms and conditions of the Plan, including those in this document, as well as those that are described in detail on the Initial Enrollment Form, Shareowner Authorization Form and account statements.

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     Use of Proceeds                            |
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     The proceeds, if any, from the sale by Verizon Communications of newly issued and treasury shares offered will be used for general corporate purposes. We are unable to estimate the aggregate amount of these proceeds.

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     Independent Accountants and Counsel        |
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     The consolidated balance sheets as of December 31, 1999 and 1998 and the consolidated statements of income, changes in shareowners' investment and cash flows for each of the three years in the period ended December 31, 1999, incorporated by reference, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Mr. P. Alan Bulliner, Associate General Counsel and Corporate Secretary of Bell Atlantic Corporation, passed upon the legality of the securities being offered pursuant to the Plan. As of March 10, 1998, Mr. Bulliner beneficially owned 11,270 shares of Bell Atlantic Corporation Common Stock and had options to purchase 62,925 shares.

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     Where You Can Find More Information        |
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     Under the name Bell Atlantic Corporation, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any reports,

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

     proxy statements or other information we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also access our SEC filings at the SEC's Internet site (http://www.sec.gov).

     This Prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC to register the stock offered under the Plan. As allowed by SEC rules, this Prospectus does not contain all information you can find in the Registration Statement or the exhibits to the Registration Statement. The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Prospectus and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings mad e with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          Annual Report on Form 10-K for the year ended 12/31/99.

          Quarterly Report on Form 10-Q for the quarter ended 3/31/00.

          Current Reports on Form 8-K, dated 1/24/00, 2/15/00, 3/1/00, 4/3/00
          (filed 4/5/00), 4/3/00 (filed 4/17/00), 4/25/00 and 6/30/00, and Form
          8-K/A, dated 4/3/00 (filed 5/11/00).

          The description of Bell Atlantic Corporation Common Stock contained in the registration statement on Form 10 filed under Section 12 of the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating that description.

     You may request a copy of any documents that we incorporate by reference at no cost by writing or telephoning us at the following address:

          Verizon Communications
          Shareowner Services
          1095 Avenue of the Americas, Room 3619
          New York, NY 10036
          Telephone (212) 395-1525

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date hereof.

                                       11

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                                 [VERIZON LOGO]


     * Ticker symbol (NYSE): VZ

     * Internet site: http://www.verizon.com

     * Plan Agent:
       Fleet National Bank, c/o EquiServe
       Telephone 1-800-631-2355



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